EXHIBIT 10.5

Amendment No. 2 to Equity Plans

Background

WHEREAS, IntriCon Corporation (the “Company”) has adopted an Amended and Restated Non-Employee Directors Stock Option Plan (the “Directors Plan”), a 2001 Stock Option Plan, as amended (the “2001 Plan”) and a 2006 Equity Incentive Plan, as amended (the “2006 Plan” and, collectively with the Director Plan and the 2001 Plan, the “Plans”); and

WHEREAS, upon recommendation of the Compensation Committee which administers the Plans, the Board of Directors has determined to amend the Plans to permit option holders under the Plans that die, become disabled or retire to exercise stock options granted under the Plans for the balance of the term of the stock options; and

WHERAS, under applicable Internal Revenue Service regulations and applicable rules and interpretations of the Nasdaq Stock Market, the amendments described below do not require shareholder approval and are permitted to be adopted by the Board.

NOW, THEREFORE, intending to be legally bound hereby, the Plans are hereby amended as follows:

1.                   Amendment to Directors Plan.

1.1	All capitalized terms used and not defined in this Section 1 shall have the meanings given to them in the Directors Plan.
1.2	For the avoidance of doubt, all outstanding stock options previously granted under the Directors Plan have become fully vested and exercisable.
1.3	Clauses (e), (f) and (g) of Section 6 of the Directors Plan are amended and restated in their entirety to read hereinafter as follows:

“(e)                  Termination of Service of a Non-Employee Director as Director. If a Non-Employee Director’s service as a director of the Company terminates prior to the expiration of the original term of the Non-Employee Directors Option (the “Expiration Date”) due to the disability (within the meaning of section 22(e)(3) of the Code), death or Retirement (as defined in the Company’s 2006 Equity Incentive Plan, as amended (“2006 Plan”), and including in the case of a director who meets the age and years of service requirements in the definition of Retirement in clause 6(e) of the 2006 Plan, the failure to be re-nominated for election, the failure to be re-elected by the shareholders, removal by shareholders or the Board (other than a removal for Cause (as defined in the 2006 Plan)) and resignation) of such Director, then notwithstanding anything to the contrary in Option Agreement evidencing such Option, such Option may be exercised by the Non-Employee Director at any time prior to the Expiration Date of such Option. If a Non-Employee Director ceases to be a Director for any other reason, then such Option may be exercised by the Non-Employee Director at any time prior to the earlier of (i) the Expiration Date of such Option, or (ii) the date three months after the date of such termination of service as a director, unless (in the case of this clause (ii)) the Committee provided for a different period in its action granting the Option. In the event of the Non-Employee Director’s disability, such Option may be exercised by the Non-Employee Directors legal representative. In the event of the Non-Employee Director’s death, such Option may be exercised by the Non-Employee Director’s estate, personal representative or beneficiary who acquired the right to exercise such Option by bequest or inheritance or by reason of the death of the Non-Employee Director.

(f)                  [intentionally omitted].

(g)                 [intentionally omitted].”

1.4	The exercise periods set forth above shall be available for all Options previously issued under the Directors Plan, regardless of any language to the contrary contained in the Option Agreement evidencing such Options.

2.                   Amendment to 2001 Plan.

2.1	All capitalized terms used and not defined in this Section 2 shall have the meanings given to them in the 2001 Plan.
2.2	For the avoidance of doubt, all outstanding stock options previously granted under the 2001 Plan have become fully vested and exercisable.
2.3	Clauses (f), (g) and (h) of Section 7 of the 2001Plan are amended and restated in their entirety to read hereinafter as follows:

“(f)                  Retirement. If an Optionee retires in accordance with the retirement policy of the Company, or with the express consent of the Board, prior to the original expiration date fixed for his or her Option, such Option may be exercised, to the extent of the number of shares with respect to which the Optionee could have exercised it on the date of such Termination of Employment, or to any greater extent permitted by the Committee, by the Optionee at any time prior to the original expiration date specified in the Option Agreement. “Retirement” does not include Termination of Employment for Cause, even if the Optionee is otherwise eligible to retire.

(g)                  Disability. If an Optionee becomes disabled (within the meaning of section 22(e)(3) of the Code) prior to the original expiration date fixed for his or her Option, and the Optionee’s Termination of Employment occurs as a consequence of such disability, such Option may be exercised, to the extent of the number of shares with respect to which the Optionee could have exercised it on the date of such Termination of Employment, or to any greater extent permitted by the Committee, by the Optionee at any time prior to the original expiration date specified in the Option Agreement. In the event of the Optionee’s legal disability, such Option may be exercised by the Optionee’s legal representative.

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(h)                  Death. If an Optionee’s Termination of Employment occurs as a result of death, prior to the original expiration date fixed for his or her Option, or if the Optionee dies following his or her Termination of Employment under clause (e) but prior to the expiration date fixed for his or her Option under clause (e), such Option may be exercised, to the extent of the number of shares with respect to which the Optionee could have exercised it on the date of his or her death, or to any greater extent permitted by the Committee, by the Optionee’s estate, personal representative, or beneficiary who acquired the right to exercise such Option by bequest or inheritance or by reason of the death of the Optionee. Such post-death exercise may occur at any time prior to the original expiration date specified in such Option.”

2.4	The exercise periods set forth above shall be available for all Options previously issued under the 2001 Plan, regardless of any language to the contrary contained in the Option Agreement evidencing such Options.

3.                   Amendment to 2006 Plan.

3.1	All capitalized terms used and not defined in this Section 3 shall have the meanings given to them in the 2006 Plan.
3.2	The first two paragraphs of Section 6.1 of the 2006 Plan are amended and restated in their entirety to read hereinafter as follows:

“6.1                  Termination of Service by Death or Permanent Disability or Retirement. If a Participant who is an Employee or director ceases to be an Employee or director, or if there is a termination of the consulting, service or other relationship in respect of which a non-Employee Participant was granted an Award under the Plan (such termination of employment or other relationship referred to as a “Status Change”) in any case by reason of death or Permanent Disability or Retirement (which, in the case of a director who meets the age and years of service requirement in the definition of Retirement in clause (e) below, shall include, without limitation, the failure to be re-nominated for election, the failure to be re-elected by the shareholders, removal by shareholders or the Board (other than a removal for Cause) and resignation), the following rules shall apply, unless otherwise determined by the Committee:

(a)                 All Options and SARs held by the Participant at the time of such Status Change shall automatically become exercisable in full and shall continue to be exercisable by the Participant or his or her heirs, executor, administrator or other legal representative for a period equal to the unexpired term of the Option or SAR.”

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3.3	The exercise periods set forth above shall be available for all Options previously issued under the 2006 Plan, regardless of any language to the contrary contained in the Award evidencing such Options.
4.	No Other Amendment. Except as set forth above, the Plans shall continue in full force and effect in accordance with their respective terms.

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